Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement is made and entered into effective as of February 1, 2004, by and between PriceSmart, Inc., a Delaware Corporation (“Employer”) and William Naylon (“Executive”).

Recitals

A)	On January 16, 2002 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	On January 22, 2003, a First Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

C)	Employer and Executive now desire to further amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.1 of the Agreement which provides:

2.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $250,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

is hereby amended, effective February 1, 2004, to provide as follows:

1.1 Salary. For Executive’s services hereunder, Employer shall pay as base salary to Executive the amount of $225,000 during each year of the Employment Term. Said salary shall be payable in equal installments in conformity with Employer’s normal payroll period. Executive shall receive such salary increases, if any, as Employer, in its sole discretion, shall determine.

2.	All other terms of the Employment Agreement shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE	EMPLOYER

PRICESMART, INC.

William Naylon	By:	/s/ ROBERT M. GANS

/s/ WILLIAM NAYLON	Name:	Robert M. Gans

	Its:	Executive Vice President